Exhibit 10.1

November 3, 2006

Amreesh Modi

1155 Palm Court

Naperville, IL 60540

Dear Amreesh,

We are pleased to offer you the position of Senior Vice President, Technology and Development and Chief Technology Officer (CTO), at NAVTEQ North America, LLC (“NAVTEQ”), reporting to Judson Green, President and CEO.  Upon commencement of your employment in such position, you will be considered an Officer of NAVTEQ Corporation (subject to annual election by the NAVTEQ Board of Directors) and will be subject to our Securities Trading Policy (copy attached hereto as Exhibit A) including trading pre-clearance requirements and trading windows .  Subject to your acceptance of this offer, your employment will commence on a date to be determined.

You will receive a base annual salary of $11,538.46 paid bi-weekly, equal to $300,000 annually.   In addition, you will receive a one-time new hire bonus in the amount of $150,000, less applicable taxes.

Commencing on your start date, you will be eligible to participate in NAVTEQ’s discretionary management bonus plan, and your actual bonus award will be based on the financial performance of the Company as well as your own performance.  For your position, the bonus range is 0 - 50% of your base annual salary.  For each NAVTEQ fiscal year (calendar year), this bonus will be paid to you on or before April 1st of the following year.

Subject to approval by NAVTEQ’s Board of Directors’ Compensation Committee, you will be eligible to participate in the the Company’s Long-Term Incentive Program (LTIP), which is an annual equity-based discretionary incentive program under which eligible employees may be granted a mix of stock options and restricted stock units (RSUs).  Both stock option and RSU awards are subject to time vesting.  Additionally, for vice president level employees, RSU awards are performance-granted RSUs, and thus tied to specific NAVTEQ revenue and operating income metrics each year.

LTIP awards are typically granted in March on an annual basis, but your first grant, if you join the Company in 2006, will be awarded on the first business day of the month following your date of hire.  This 2006 grant shall be made under NAVTEQ Amended & Restated 2001 Stock Incentive Plan and forms of agreements, and shall consist of opportunity values of $300,000 for RSUs (non-performance based) and $300,000 for stock options (which is a grant date opportunity value of 200% of your base salary).  Additionally, on the first business day of the month following your date of hire, you will receive a one-time special, separate award consisting of opportunity values of $150,000 for RSUs (non-performance based) and $150,000 for stock options (which is a grant date opportunity value of 100% of your base salary).

The first 60 working days of your employment will be considered an introductory period.  Your performance will be evaluated during this period, using the Company’s Employee Performance Plan form.  Unless notified otherwise, at the end of the 60 working days you will be considered as having successfully completed the introductory period.  Notwithstanding the above, if you are

Amreesh Modi

November 3, 2006

terminated without Cause during this 60 day introductory period, you will still receive your sign-on bonus.

You are eligible for a benefits package beginning on your date of hire, which includes PTO, medical, dental, vision, life and long-term disability coverage.  Employees have the option of acquiring medical, dental, and vision coverage for their dependents as well.

Depending on the plan you select, your employee contribution will vary.  You will also be eligible to participate in a Section 125 Health Care/Dependent Care Reimbursement Plan and a 401(k) Savings and Investment Plan.  We also currently provide Officers with a monthly vehicle allowance of $800.

This offer is contingent on completion of a background verification that is satisfactory to NAVTEQ, and the execution by you and NAVTEQ of the Proprietary Information and Inventions Agreement and Code of Conduct attached hereto as Exhibits B and C, respectively, on or before the commencement of your employment with NAVTEQ.  This offer is also contingent on your providing NAVTEQ with proof of your legal eligibility to work in the United States within seventy-two (72) hours of your first day of employment.  This Agreement cannot be modified or changed unless it is done in a writing signed by both parties.

We look forward to your positive response to this offer and to your role as a key member of the team that will lead NAVTEQ to success.

Sincerely,

/s/ Chris Moore

Chris Moore
Vice President
Human Resources

AGREED TO AND ACCEPTED:

/s/ Amreesh Modi	November 5, 2006
Amreesh Modi